Exhibit 99.1

News Release                        Contact:

For Immediate Release               Peter Kastelic
                                    Chief Financial Officer
                                    (905) 602-2020  ext. 225
                                    Email: investor.relations@lzr.com
                                    Internet: http://www.lzr.com

                       TLC The Laser Center Inc. Announces

                             Shareholder Rights Plan

Toronto, ON / Bethesda, MD, September 21, 1999: TLC The Laser Center Inc. (TSE:LZR; Nasdaq:LZRC) announced today that it has implemented a shareholder rights plan (the "Plan"). The rights will be distributed at the close of business on October 4, 1999 to holders of record of TLC on that date. The Plan has been developed and refined following consultation by management with TLC's advisors and Fairvest Securities Corporation.

The purpose of the Plan is to ensure that all TLC shareholders receive fair and equal treatment and to guard against unfair take-over tactics. The Plan protects shareholders if any person or group acquires 20% or more of TLC's common shares otherwise than pursuant to a permitted bid (as that term is defined in the Plan) to all shareholders or pursuant to certain other exceptions. Upon the occurrence of a triggering event under the Plan, the rights issued to shareholders under the Plan will entitle each holder, other
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than an acquiring person or group, to acquire common shares of TLC at a substantial discount to market value.

The Plan was not adopted by TLC in response to any acquisition or take-over bid. The Plan is not intended to prevent a take-over bid being made for the outstanding common shares of TLC; however, it does provide TLC additional time to maximize value to shareholders in the event of a bid and it encourages offers by way of a permitted bid. The Plan provides for a ten-day window after the scheduled end of a permitted bid, when shareholders can determine whether or not to tender into the bid. The Plan is subject to all required regulatory approvals.

The Plan will be submitted to shareholders for ratification at the shareholders' meeting on November 4, 1999.

About TLC The Laser Center Inc.

TLC operates refractive centers throughout North America and is the largest provider of laser vision correction services in the world. TLC's core business strategy is providing excimer laser eye surgery in partnership with its network of more than 11,000 affiliated doctors. TLC's common shares trade on the NASDAQ National Market under the symbol 'TLCV' and on The Toronto Stock Exchange under the symbol 'TLC'.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which statements can be identified by the use of forward looking terminology, such as "may", "will", "expect", "anticipate", "estimate", "predict", "plans" or "continue" or the negative thereof or other variations thereon or comparable terminology referring to
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future events or results. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including the timing of acquisitions and expansion opportunities, any of which could cause actual results to vary materially from current results or TLC's anticipated future results. See the Company's reports filed with The Ontario Securities Commission and the U.S. Securities and Exchange Commission from time to time for cautionary statements identifying important factors with respect to such forward looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from results referred to in forward looking statements. TLC assumes no obligation to update the information contained in this press release.